UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM SD
SPECIALIZED DISCLOSURE REPORT
NORDSTROM, INC.
(Exact name of registrant as specified in its charter)

Washington	001-15059	91-0515058
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1617 Sixth Avenue, Seattle, Washington	98101
(Address of principal executive offices)	(Zip Code)

Robert Sari Executive Vice President, General Counsel and Corporate Secretary (206) 628-2111
(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☑	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2014.

ITEM 1.01 Conflict Minerals Disclosure and Report
In accordance with Rule 13p-1 under the Securities Exchange Act of 1934 ("Rule 13p-1"), Nordstrom Inc. has filed this Specialized Disclosure Form ("Form SD") and Conflict Minerals Report for calendar year ended December 31, 2014, filed herewith as Exhibit 1.01 and made publicly available at http://investor.nordstrom.com under the SEC Filings section.
ITEM 1.02 Exhibit
In accordance with Rule 13p-1 under the Securities Exchange Act of 1934 ("Rule 13p-1"), Nordstrom Inc. has filed this Specialized Disclosure Form ("Form SD") and Conflict Minerals Report for calendar year ended December 31, 2014, filed herewith as Exhibit 1.01 and made publicly available at http://investor.nordstrom.com under the SEC Filings section.
ITEM 2.01 Exhibits

1.01	Conflict Minerals Report as required by Items 1.01 and 1.02 of Form SD.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

NORDSTROM, INC.
(Registrant)

/s/ Robert B. Sari
Robert B. Sari
Executive Vice President,
General Counsel and Corporate Secretary

Date: June 1, 2015

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

1.01	Conflict Minerals Report as required by Items 1.01 and 1.02 of Form SD.